Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Bruce F. Failing, Jr., CEO
Electronic Retailing Systems International, Inc.
203-849-2500


Electronic Retailing Systems International, Inc.
Announces  Affiliate Purchase of 10% Guaranteed Secured Notes


	NORWALK, CT. - July 24, 2001 - Electronic Retailing Systems International, Inc. ("ERS")(OTC BB:ERSI) announced today that Systems Holding, Inc., a company ("Holdco") organized by Norton Garfinkle and Bruce F. Failing, Jr., ERS' principal stockholders, had, as nominee for Holdco's stockholders, acquired substantially all ERS' outstanding 10% Guaranteed
Secured Notes (the "10% Notes") for cash equal to one-half of the aggregate of the principal amount of the 10% Notes plus accrued interest thereon. In addition, upon consummation of the previously announced merger of a wholly-owned subsidiary of Holdco with ERS, as a result of which ERS will be the surviving company as a subsidiary of Holdco, Holdco will be obligated to issue to the sellers an aggregate of five percent of the common equity of Holdco.

In connection with the acquisition of the 10% Notes, substantially all of the restrictive covenants contained therein have been eliminated, as well all guaranties and collateral for such notes. In addition, the selling noteholders have extended an option to Holdco, exercisable at Holdco's option through July 2002, to acquire substantially all of ERS' 8% Guaranteed Secured Notes (the "8% Notes") for cash equal to one-half of the aggregate of the principal amount of the 8% Notes plus accrued interest thereon. Holdco has agreed with ERS that any and all defaults under the 10% Notes (which become due on August 1, 2001) are waived until such time as Holdco delivers notice of revocation of the waiver.

	This press release contains forward-looking statements that involve risks and uncertainties. Actual events may vary materially from those anticipated due to a number of factors, including the progress of the winding-down of ERS' electronic shelf label operations, ERS' arrangements with holders of its debt obligations, the prospects of NewCheck Corporation, in which ERS holds an interest, and other risks and uncertainties.

Corp\ers\press.r\holdco 7-24 8k